Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-143143 of our reports dated February 23, 2007, relating to the consolidated financial statements of Marshall & Ilsley Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

August 13, 2007